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November 15, 2006

Monetta Trust

Monetta Young Investor Fund

1776-A S. Naperville Road

Suite 100

Wheaton, IL  60187-8133

Re:

Monetta Trust, Securities Act Registration No. 33-54822

Dear Ladies and Gentlemen:

We have acted as counsel for Monetta Trust (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest of the Monetta Young Investor Fund (the “Fund Shares”) in registration statement No. 33-54822 on Form N-1A (the “Trust Registration Statement”), Amendment No. 26.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the “Trust Agreement”), bylaws of the Trust, actions of the board of trustees of the Trust authorizing the issuance of the Fund Shares and the Trust Registration Statement.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Fund Shares in accordance with the Trust Agreement, and the actions of the board of trustees authorizing the issuance of the Fund Shares, and the receipt by the Trust of the authorized consideration therefor, the Fund Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Monetta Young Investor Fund may be subject to liability under certain circumstances as described in the statement of additional information of the Trust and the Monetta Fund, Inc. included as Part B of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SEYFARTH SHAW LLP

                                                                        /s/ Seyfarth Shaw LLP